UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934
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Date of Report (Date of earliest event reported): June 18, 2010

CHINA MEDIA GROUP CORPORATION
(Exact Name of Registrant as Specified in Charter)

Texas	5813	75-3016844
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1403 Wan Chai Commercial Center, 194-204 Johnston Road, Wanchai, Hong Kong	n/a
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	+011 852 3171 1208 (ext. 222)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 27, 2010, the Company announced the conditional acquisition of 50% interest in AX Organic Limited. On June 18, 2010, this transaction was closed with the execution of the Shareholder's Agreement and of the Operational Agreement (the "Agreement") with Huangpi High Yield Cultivation Experiment Base ( "Huangpi"), a company incorporated in the People's Republic of China.

According to the Agreement, AX Organic Limited will provide its consulting services in soil fertilization/remediation to Huangpi to improve the quality of the soil and enhance Huangpi's plant/crop growth. Under the Agreement, AX will also buy back the agricultural products from the land worked on. The term of this Agreement is for 5.5 years commencing from May 2010 to 31 December 2015 and the total land covered shall be 10,000 mu (equivalent to approximately 6,666,666 square meter). Both parties agreed to initially commence soil fertilization on 2,000 mu of land by the end of 2010.

On June 18, 2010, Huangpi paid AX a deposit of RMB50,000 (equivalent to approximately US$7,320) and shall pay a further RMB100,000 (approximately US$14,640) once AX commences work on soil fertilization. Progress payments shall be paid every 10 days until the amount accumulated up to 60% of the total consulting services for the land to be remediated this year. The remaining outstanding fees shall be used as a deposit against the agricultural products to be purchased by AX from Huangpi.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2010	CHINA MEDIA GROUP CORPORATION

By: /s/ Cheng Pheng LOI
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Name: Cheng Pheng LOI
Title: President